Exhibit 16.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series Kindle 21	A Day to Remember	REG A	71	5,487	389,577
Series Adaay in Asia	Adaay in Asia	REG A	82	2,691	220,662
Series Alliford Bay 21	Alliford Bay 21	REG A	93	3,284	305,412
Series Bajan Bashert	Bajan Bashert	REG D	10,000	16	160,000
Series Celestial Moon	Celesial Moon	REG D	11,500	20	230,000
Series Classic Colt Package	Multiple	REG D	14,238	40	569,520
Series One Last Night 21	One Last Night 21	REG A	113	2,955	333,915
Series Song of the Lark 21	Fireball Birdie	REG A	137	2,543	348,391
Series High Speed Goldie	Flamekeeper	REG D	10,000	3	30,000
Series Lovesick 21	Lovesick 21	REG A	39	13,264	517,296
Series Patsy's Kim 21	Lady Blitz	REG A	133	2,492	331,436
Series Sarrocchi 21	Legitify	REG A	128	4,995	639,360
Series Crown It '21	Normandy Queen	REG D	14,500	15	217,500
Series Elarose 21	Secret Crush	REG A	64	9,993	639,552
Series Knarsdale 21	Seismic Beauty	REG A	112	5,092	570,304
Series Smart Shopping 21	Seize the Grey	REG A	127	221	28,067
Series Enchante 21	Simply Enchanting	REG A	99	5,922	586,278
Series Sweet as Sin	Sweet as Sin	REG D	1,033	107	110,531
Series Tamboz 21	Tamboz 21	REG A	103	6,390	658,170
Series The Royal Duet	Multiple	REG A	202	5,050	1,020,100
Series More than Magic	Time is Magic	REG D	15,000	12	180,000
Series Twirl Girl 21	Twirl Girl 21	REG D	7,500	1	7,500
Series Our Jenny B 21	Vino Grigio	REG D	6,000	13	78,000
Total				70,606	8,171,571